Exhibit 99.1

                                                                DCAP Group, Inc.
                                                                1158 Broadway
                                                                Hewlett, NY  11557
                                                                Phone: (516) 374-7600
                                                                Fax:     (516) 295-7216
                                                                www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP GROUP, INC. APPOINTS VICTOR BRODSKY
AS ITS CHIEF ACCOUNTING OFFICER

HEWLETT, NY - August 22, 2007 (BUSINESS WIRE) - DCAP Group, Inc. (NASDAQ: DCAP - News) (“DCAP”), the largest chain of independent storefront insurance agencies in the Northeast, announced today it has appointed Victor Brodsky as its Chief Accounting Officer.

Mr. Brodsky, 49, brings to DCAP his experience in executive and financial management of public companies. Mr. Brodsky has served as Vice President and Chief Financial Officer of Vertical Branding, Inc. (OTBB: VBDG), since March 1998 and will continue to provide services to Vertical Branding in such position.  His experience includes mergers and acquisitions, spin-offs, financings, registration statements, SEC reporting as well as executive management.  He also serves as Secretary of Vertical Branding, holding that position since November 2005. Mr. Brodsky was a Director of Vertical Branding from May 2002 through November 2005. Prior to joining Vertical Branding in March 1998, Mr. Brodsky spent 16 years at the CPA firm of Michael & Adest in New York.

Mr. Brodsky earned a Bachelor of Business Administration from Hofstra University in 1981, with a major in accounting and is currently a licensed CPA in New York.

Commenting on the announcement, Barry Goldstein, CEO and Chairman of DCAP, stated, “DCAP is very excited to have someone of Victor’s caliber and experience join our management team as Chief Accounting Officer. Victor is a financial executive who brings to DCAP a wealth of experience in financial reporting and management as well as a new network of business relationships and contacts.”

About DCAP Group

DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of August 20, 2007, DCAP had 71 owned or franchised storefront locations.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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